Avis Budget Group, Inc.

AWARD AGREEMENT – RESTRICTED STOCK UNITS
NON-EMPLOYEE DIRECTORS

Award Agreement (this “Agreement”), dated as of [ ], by and between Avis Budget Group, Inc., a Delaware corporation (the “Company”), and [ ] (the “Grantee”), pursuant to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan (the “Plan”).

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1.    The Plan. The Award granted to the Grantee hereunder is pursuant to the Plan. A copy of the Plan and the prospectus therefore have been provided to the Grantee and the terms of the Plan are hereby incorporated in this Agreement. Terms used in this Agreement that are not defined in this Agreement shall have the meanings used or defined in the Plan.

2.    Award. Concurrently with the execution of this Agreement, subject to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants [ ] Restricted Stock Units (the “Award”) to the Grantee on the date hereof (the “Date of Grant”).

3.    Schedule of Lapse of Restrictions. The Restricted Stock Units granted hereunder shall vest and be paid in the manner set forth below.

The Award shall vest as to 100% of the Restricted Stock Units granted hereunder on the first anniversary of the Date of Grant, subject to the Grantee’s continued service with the Company through the vesting date (except as otherwise provided in Section 4 of this Agreement): 100% of the Restricted Stock Units will vest on [ ].

To the extent that the Award hereunder becomes vested in accordance with the terms and conditions of this Agreement, the Award shall, unless payment is deferred pursuant to the Avis Budget Group, Inc. Non-Employee Directors Deferred Compensation Plan, Amended and Restated as of January 1, 2019, be paid to the Grantee in the form of one share of Stock for each Restricted Stock Unit that becomes vested hereunder within two and one-half months following the applicable vesting date.

Notwithstanding any other provision herein to the contrary, in the event of the Grantee’s termination of service due to death or “Disability” (as defined in the Company’s long term disability plan then in effect) at any time, the Award shall become immediately and fully vested without regard to performance, subject to any terms and conditions set forth in the Plan and/or imposed by the Committee.

4.    Termination of Service. Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in Section 3 of this Agreement, upon the termination of the Grantee’s service with the Company and/or of any of its subsidiaries for any reason whatsoever (whether resignation or otherwise), the Award, to the extent not yet vested, shall immediately and automatically become vested on a pro rata basis determined by multiplying the number of Restricted Stock Units by a fraction the numerator of which is the number of days following the Date of Grant during which the Grantee has remained in the continuous service of the Company and the denominator of which is 365; provided, however, that the Committee may, in its sole and absolute discretion, accelerate the vesting of the Award, upon termination of service or otherwise, for any reason or no reason, but shall have no obligation to do so.

5.    No Assignment. Except as otherwise provided in the Plan, this Agreement (and the Award) may not be assigned by the Grantee by operation of law or otherwise.

6.    No Rights to Continued Service; Loss of Office. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the service of the Company or any of its subsidiaries, whether as a member of the Board of Directors or otherwise. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and the Award, a termination of service shall be deemed to have occurred on the date upon which the Grantee ceases to perform services for the Company or any of its subsidiaries following the provision of any notification of termination or resignation from service, and without regard to any period of notice of termination of service (whether expressed or implied). Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Grantee for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of service. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

7.    Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

8.    Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee acknowledges and agrees that the Granteee shall be solely responsible for any applicable taxes that he or she incurs with respect to the Award.

9.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in the Company’s records, or such other address as the Grantee may designate in writing to the Company, or the Company, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

10.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11.    Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

12.    Authority. The Compensation Committee of the Board of Directors of the Company shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

13.    Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of common stock of the Company underlying or relating to any Award until the issuance of Stock to the Grantee in respect of such Award.

14.    Dividends. The Committee may determine, in its sole and absolute discretion, that the Grantee may receive dividend equivalents, which shall be deferred until, and not paid unless, the shares of common stock of the Company underlying or relating to the Award are issued to the Grantee.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

AVIS BUDGET GROUP, INC.
By:___________________________ Larry D. De Shon Chief Executive Officer